SCHEDULE 14C INFORMATION

Check the appropriate box:

[ X ] Preliminary Information Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[  ] Definitive Information Statement

Calvert Variable Series, Inc.
Social International Equity Portfolio

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    Title of each class of securities to which transaction applies:
    Aggregate number of securities to which transaction applies:
    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    Proposed maximum aggregate value of transaction:
    Total Fee Paid:

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify previous filing by registration statement number, or the Form or Schedule and the date its filing.

    Amount Previously Paid:
    Form, Schedule or Registration Statement No.:
    Filing Party:
    Date Filed:


CALVERT VARIABLE SERIES, INC.
SOCIAL INTERNATIONAL EQUITY PORTFOLIO
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

INFORMATION STATEMENT
REGARDING A CHANGE TO THE PORTFOLIO'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Social International Equity Portfolio (the "Portfolio"), a series of Calvert Variable Series, Inc. ("CVS" or the "Fund"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, the Fund and the Portfolio's investment advisor, Calvert Asset Management Company, Inc. (the "Advisor" or "Calvert"), may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, a new subadvisor selected) in response to changing market conditions or subadvisor performance, in an attempt to improve the Portfolio's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor best suited to achieve the Portfolio's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Portfolio without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Directors (the "Board"). Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above and disclosed in the Portfolio's Prospectus dated April 30, 2009 and its Statement of Additional Information dated April 30, 2009, as revised on July 1, 2009 and supplemented on December 16, 2009 (the "Portfolio SAI"), and following a change to the management of the Portfolio, the Fund is providing information about the new subadvisor. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is to be mailed to shareholders of record on or about February 15, 2010.

Shareholders of the Portfolio of record at the close of business on January 25, 2010 ("record date") are entitled to receive this Information Statement. As of this date, as shown on the books of the Fund, there were issued and outstanding [   ] shares of the Portfolio. As of this same date, there was no Board ownership of Portfolio shares, and the respective officers of the Fund beneficially owned less than 1% of the outstanding shares of the Portfolio. As of January 25, 2010, the following shareholders owned of record or beneficially 5% or more of the outstanding voting securities of the Portfolio as shown:

Name and Address	% of Ownership
Ameritas Life Insurance Corp. Account X Lincoln, NE	[ ]%
Monumental Life Insurance Company Cedar Rapids, IA	[ ]%
Ameritas Life Insurance Corp. Account Y Lincoln, NE	[ ]%
Ameritas Life Insurance Corp. Account Z Lincoln, NE	[ ]%
Ameritas Variable Lincoln, NE	[ ]%

Ameritas Life Insurance Corp. is domiciled in Nebraska, and is an affiliate of the Portfolio's advisor and principal underwriter. Ameritas Life Insurance Corp. is a subsidiary of Ameritas Holding Company, which is a subsidiary of UNIFI Mutual Holding Company.

Background. CAMCO serves as investment advisor to the Fund and to the several other registered investment companies in the Calvert Fund complex. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. Calvert Shareholder Services, Inc. ("CSSI") serves as the shareholder servicing agent for the Fund. CAMCO, CDI, CASC and CSSI are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirect wholly-owned subsidiaries of UNIFI Mutual Holding Company.

CAMCO serves as the investment advisor to the Fund pursuant to an investment advisory agreement between CVS and CAMCO dated March 1, 1999 (the "Advisory Agreement"). The Board, including the Directors who are not "interested persons" as defined under the Investment Company Act of 1940 ("Independent Directors"), last approved the continuance of the Advisory Agreement on December 4, 2009. The Advisory Agreement was last submitted to shareholders for approval on February 24, 1999.

CAMCO, in turn, retained a subadvisor to handle the day-to-day management of the Portfolio's assets. Accordingly, Acadian Asset Management, Inc. ("Acadian") assumed responsibility as the Portfolio's subadvisor on March 11, 2006 when it replaced the prior subadvisor. Acadian is a subsidiary of Old Mutual Asset Managers (US) LLC, which is an indirect wholly-owned subsidiary of Old Mutual, plc, a U.K.-listed financial services company. Under that subadvisory agreement, Acadian received a fee of 0.45% of the Portfolio's average daily net assets ("Portfolio Assets") up to $250 million, 0.40% of the next $250 million in Portfolio Assets, and 0.35% of Portfolio Assets in excess of $500 million. For the Portfolio's most recent fiscal year ended April 30, 2009, Acadian earned $68,597 in fees, which were paid by CAMCO.

Board Action. On December 10, 2009, the Board terminated Acadian as the subadvisor to the Portfolio effective immediately. This change was precipitated by the Portfolio's underperformance in comparison to the Portfolio's passive benchmark and other mutual funds that have a similar investment style as determined by Lipper. During Acadian's tenure as subadvisor, the Portfolio outperformed its benchmark and the median of its Lipper category in only 4 out of 14 quarters. In addition, quarterly performance has been negatively skewed as the Portfolio underperformed its benchmark by more than 2.5% in three quarters with no correspondingly strong outperformance in any quarter. The primary source of this underperformance has been Acadian's stock selection. Accordingly, the Board determined that shareholders may benefit from the services of a different investment subadvisor whose management style might better pursue the Portfolio's objective of seeking a high total return consistent with reasonable risk by investing primarily in a diversified portfolio of equity securities. After careful consideration by CAMCO, it recommended, and the Board approved, the selection of World Asset Management, Inc. ("World Asset" or the "Subadvisor") as the new subadvisor for the Portfolio. In making its recommendation, the Advisor noted that: (a) World Asset would manage the Portfolio on a passive basis and would seek to track the Morgan Stanley Capital International ("MSCI") Europe, Australia and Far East ("EAFE") (Standard) Index (the "MSCI EAFE Index"); (b) World Asset would only make investments that are consistent with the Portfolio's current financial and sustainability criteria; (c) World Asset would utilize a process that mirrors the market capitalization base used in constructing the MSCI EAFE Index, but may also seek to limit variances in sector, country and portfolio characteristics that may arise as a result of the interaction of that process and the Portfolio's social criteria; (d) World Asset has developed an investment process that is aimed at collecting and managing index constituent data and trading in a timely and efficient manner; (e) World Asset usually employs a full replication passive investment approach versus known and recognized indices, but also has experience developing passive investment approaches to customized universes; (f) World Asset currently manages the Summit EAFE International Index Portfolio, which is another portfolio in the Calvert Fund complex that seeks to track the MSCI EAFE Index, and the Calvert Social Index Fund, which seeks to track the Calvert Social Index; (g) the change to World Asset would result in a reduction of subadvisory fees and the waiver of 0.15% of Calvert's advisory fee for the period from February 10, 2010 through April 30, 2010; and (h) the change is related to the Advisor's further recommendation to reorganize the Portfolio into the Summit EAFE International Index Portfolio. World Asset thus assumed management responsibility for the Portfolio as of December 11, 2009. The Board concomitantly determined to deliver this Information Statement to the Portfolio's shareholders.

Board Considerations. The full Board, and by a separate vote, the Independent Directors, approved the subadvisory agreement with World Asset with respect to the Portfolio (the "Subadvisory Agreement"). The Independent Directors were separately represented by independent legal counsel with respect to their consideration of the approval of the Subadvisory Agreement. Prior to voting, the Independent Directors reviewed the proposed Subadvisory Agreement with management and also met in a private session with their counsel at which no representatives of management were present.

In evaluating the Subadvisory Agreement, the Independent Directors considered information provided by World Asset relating to World Asset's operations, personnel, investment philosophy, strategies and techniques. Among other things, World Asset provided biographical information on World Asset's portfolio management and other professional staff, performance information for World Asset, and descriptions of World Asset's investment philosophies, strategies and techniques, organizational and management structures and brokerage policies and practices.

The Board approved the Subadvisory Agreement based on a number of factors relating to World Asset's ability to perform under the Subadvisory Agreement. In the course of its deliberations, the Board evaluated, among other things: the nature, extent and the quality of the services to be provided by World Asset; World Asset's management style; World Asset's long-term performance record in employing its investment strategies; World Asset's current level of staffing and its overall resources; the qualifications and experience of World Asset's personnel; World Asset's financial condition with respect to its ability to perform the services required under the Subadvisory Agreement; World Asset's compliance systems including those related to personal investing; and any disciplinary history. Based upon its review, the Board concluded that it was satisfied with the nature, extent and quality of services to be provided to the Portfolio under the Subadvisory Agreement.

The Board also considered the Portfolio's performance during the one-, three- and five-year periods ended June 30, 2009 as compared to the Portfolio's peer group and noted that it reviewed on a quarterly basis detailed information about the Portfolio's performance results, portfolio composition and investment strategies. The Board noted the Advisor's expertise and resources in monitoring the performance, investment style and risk-adjusted performance of World Asset. The Board also took into account the performance of the Summit EAFE International Index Portfolio.

In considering the cost of services to be provided by World Asset and the anticipated level of profitability to World Asset of its relationship with the Portfolio, the Board noted that the fees under the Subadvisory Agreement are paid by CAMCO out of the advisory fees that CAMCO receives under the Advisory Agreement and also noted that the advisory fees paid by the Portfolio would, in fact, decrease because Calvert agreed to waive 0.15% of its advisory fee for the period from February 10, 2010 through April 30, 2010. The Board also relied on the ability of CAMCO to negotiate the Subadvisory Agreement and the fees thereunder at arm's length. The Board took into account that World Asset would be paid a subadvisory fee of 0.10% for managing the Portfolio on a passive basis compared to the subadvisory fee of 0.45% received by Acadian for actively managing the Portfolio and that World Asset had agreed to waive its fee for the period from December 10, 2009 through February 9, 2010. Based upon its review, the Board determined that the subadvisory fee was reasonable for a passively managed investment strategy. For each of these reasons, the estimated cost of the services to be provided by World Asset and the anticipated level of profitability of its relationship with the Portfolio were not material factors in the Board's deliberations. For similar reasons, the Board did not consider the potential economies of scale in World Asset's management of the Portfolio to be a material factor in its consideration.

In approving the Subadvisory Agreement, the Board, including the Independent Directors, did not identify any single factor as controlling, and each Director attributed different weight to different factors. The Board reached the following conclusions regarding the Subadvisory Agreement, among others: (a) appropriate action is being taken with respect to the performance of the Portfolio; (b) World Asset is qualified to manage the Portfolio's assets in accordance with its investment objectives and policies; (c) World Asset maintains an appropriate compliance program; (d) World Asset is likely to execute its investment strategies consistently over time; and (e) the subadvisory fees to be paid to World Asset are reasonable in relation to those of similar portfolios and to the services to be provided by World Asset. Based on its conclusions, the Board determined that approval of the Subadvisory Agreement would be in the best interests of the Portfolio and its shareholders.

Investment Subadvisor. World Asset Management, Inc. manages the Portfolio. World Asset had $14.2 billion in assets under management as of December 31, 2009. World Asset is a wholly-owned subsidiary of Comerica, Inc. World Asset has been in the index business since the mid-1970s and specializes in passive portfolio management techniques.

Information is provided below identifying each member of the team who is employed by or associated with World Asset and primarily responsible for the day-to-day management of the Portfolio (each a "Portfolio Manager"). The Portfolio SAI provides additional information about the Portfolio Manager's management of other accounts, compensation, and ownership of securities in the Portfolio.

Name of Portfolio Manager	Title	Length of Service with Subadvisory Firm	Business Experience During Last 5 Years	Role on Management Team
Theodore D. Miller	Chief Investment Officer	Since 1995	Director, International Investment	Portfolio Manager

World Asset currently serves as investment advisor or subadvisor to the following mutual funds with investment objectives similar to that of the Portfolio:

Portfolio	Total Net Assets (as of 12/31/09)	Management Fee
Summit EAFE International Index Portfolio	$86,666,136

0.10% of the portfolio's average daily net assets ("Summit EAFE Assets") up to $100 million;

0.06% of the next $100 million in Summit EAFE Assets; and

0.03% on Summit EAFE Assets in excess of $200 million.

World Asset's principal business address, and that of its principal executive officers, is 225 E. Brown Street, Suite 250, Birmingham, Michigan 48009. Its principal executive officers are as follows:

Name	Title and Principal Occupation
Curtis C. Farmer	Director, World Asset Management; Executive Vice President, Comerica Wealth & Institutional Management
Thad A. Schaefer	Director & Assistant Secretary, World Asset Management; Legal Counsel, Comerica Corporate Finance & Securities
Kenneth A. Schluchter III	Director & President, World Asset Management
Marc L. Scheuer	Director, World Asset Management; President, Comerica Trust
David K. Skolnik	Director & Chairman, World Asset Management; President, Comerica Asset Management Group
Sajid M. Siddiqi	Director & Treasurer, World Asset Management; Senior Vice President, Comerica Controller
Lisa A. Walker	Director, Chief Compliance Officer, AML; Compliance Officer & Senior Vice President, World Asset Management and Comerica Securities
Theodore D. Miller	Chief Investment Officer, World Asset Management

Investment Objectives and Strategies. The Portfolio's investment objective and policies have not materially changed as a result of the change described above; however, (i) the Portfolio's benchmark was changed from the MSCI EAFE Global Investable Market Index to the MSCI EAFE Index and (ii) the Portfolio is now managed using a passive management strategy that seeks to track the MSCI EAFE Index rather than an active management strategy that seeks to outperform the MSCI EAFE Global Investable Market Index.

As a result of the subadvisor change, the Portfolio now defines "non-U.S. large cap" companies as those whose market capitalization falls within range of the MSCI EAFE Index. The MSCI EAFE Index is an unmanaged index of common stocks comprised of 957 securities as of December 31, 2009, taken from the 21 MSCI country indices in developed foreign countries outside of North America that aims to include the top 85% of market capitalization in each industry group in each country. As of December 31, 2009, the market capitalization of the MSCI EAFE Index companies ranged from $605 million to $198 billion with a median level of $4.2 billion and an average level of $10.6 billion. The MSCI EAFE Index is capitalization-weighted, meaning that companies with larger market capitalizations will contribute more to the MSCI EAFE Index's value than companies with smaller market capitalizations.

The Portfolio will invest primarily in common stocks of the companies that compose the MSCI EAFE Index. As a result of the subadvisor change, the Portfolio may also invest in EAFE iShares®. EAFE iShares® are units of beneficial interest in a unit investment trust, representing proportionate undivided interests in a portfolio of securities in substantially the same weighting as the common stocks that comprise the MSCI EAFE Index. Additionally, the Portfolio may invest up to 20% of its assets (or 100% as a temporary strategy when the Portfolio has less than $50 million in net assets) in futures contracts and options that provide exposure to the stocks in the MSCI EAFE Index. The Portfolio may also sell covered calls on futures contracts or individual securities held in the Portfolio. The investments described in this paragraph are considered to have economic characteristics that are the same as those in the MSCI EAFE Index. The Portfolio may also add new investments in the future that it believes provide effective economic exposure to the MSCI EAFE Index.

The Portfolio will typically not hold investments in common stocks of all of the companies in the MSCI EAFE Index. The Portfolio will typically choose to hold all of the stocks that make up the largest portion of the MSCI EAFE Index's market capitalization value in approximately the same proportion as the MSCI EAFE Index. When choosing the smaller market capitalization stocks in the MSCI EAFE Index, the Portfolio will attempt to select a sampling of stocks that will match the industry and risk characteristics of these companies without buying all of those stocks. This approach attempts to maximize liquidity while minimizing costs. At such time as the Subadvisor believes the Portfolio has achieved sufficient size, the Subadvisor may attempt to fully replicate the MSCI EAFE Index. Full replication would be achieved when the Portfolio holds all of the securities in the MSCI EAFE Index in, as nearly as practicable identical weightings as the MSCI EAFE Index.

An index fund has operating expenses; a market index does not. The Portfolio, while expected to track the MSCI EAFE Index as closely as possible, will not be able to match the performance of the MSCI EAFE Index exactly.

Investment Subadvisory Agreement. The general terms of the Subadvisory Agreement include:

  The services to be provided to CVS. Investment advisory services (manage the Portfolio's assets and execute portfolio transactions); reports to CVS; reports and other communications to shareholders; assistance with the valuation of Portfolio assets; and periodic consultations with portfolio managers.

  General obligations of World Asset. Manage the Portfolio in accordance with Portfolio guidelines and restrictions, under the direction of CAMCO and the Board.

  Expenses of the Fund. World Asset will pay all salaries and expenses it incurs in connection with performance of its obligations under the Subadvisory Agreement, except for the cost of securities and other investments and any brokerage commissions.

  Liability issues. World Asset is liable for any breach of its obligations and duties under the Subadvisory Agreement. The Subadvisory Agreement also provides that the Subadvisor shall indemnify and hold harmless the Advisor, the Portfolio and their respective directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Subadvisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under the Subadvisory Agreement. In turn, the Advisor shall indemnify and hold harmless the Subadvisor, the Portfolio, and their respective directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Advisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under the Subadvisory Agreement or under its Advisory Agreement with the Portfolio.

  Continuation of the Agreement. The Subadvisory Agreement provides for automatic termination unless its continuance is approved at least annually by (i) either the Board or the holders of a majority of the outstanding shares of CVS and (ii) the Independent Directors. The Subadvisory Agreement terminates automatically upon its assignment and is terminable at any time, without penalty, by the Board, CAMCO, or the holders of a majority of the outstanding shares of CVS, upon 60 days' prior written notice. World Asset may at any time terminate the Subadvisory Agreement with respect to the Portfolio by not less than 90 days' written notice delivered to the Advisor, unless otherwise mutually agreed in writing. Currently, the Subadvisory Agreement will continue until December 10, 2010 unless terminated earlier, and provided that it may be continued annually thereafter.

  Compensation. Pursuant to the Advisory Agreement, the Fund will pay CAMCO an annual fee, computed daily and payable monthly in arrears, equal to 0.75% of the value of the average daily net assets of the Portfolio ("Portfolio Assets") up to and including $250 million, 0.725% of the next $250 million in Portfolio Assets and 0.675% of Portfolio Assets in excess of $500 million. CAMCO has agreed to waive 0.15% of its fee for the period from February 10, 2010 through April 30, 2010. Pursuant to the Subadvisory Agreement, CAMCO will pay World Asset an annual fee, computed daily and payable monthly in arrears, equal to 0.10% of Portfolio Assets. World Asset has agreed to waive its fee for the period from December 11, 2009 through February 9, 2010.

For the calendar year ended December 30, 2009, World Asset received an aggregate of $70,048 in subadvisory fees from CAMCO in connection with the subadvisory services provided to Summit EAFE International Index Portfolio. The Board has approved an Agreement and Plan of Reorganization pursuant to which the Portfolio will be merged into Calvert VP EAFE International Portfolio, successor in interest to Summit EAFE International Index Portfolio. The Agreement and Plan of Reorganization is subject to shareholder approval, as further described in the Proxy Statement to which this Information Statement is attached.

Annual Reports. The audited Annual Report to Shareholders of the Portfolio is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent Semi-Annual Report succeeding the Annual Report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.

Delivery of Documents to Shareholders Sharing an Address. Only one Information Statement is being delivered to multiple shareholders sharing an address unless the Fund has received contrary instructions. Upon written or oral request, a separate copy of this Information Statement will be delivered to shareholders at a shared address to which a single copy of the document was delivered. Any shareholder who wants to receive a separate Information Statement, or who wants to request a single copy of an Information Statement in the future (if multiple copies are currently being delivered), may contact the Fund as directed under "Annual Reports" above.